Exhibit 99.1

Chrysler Group LLC Reports August 2013 U.S. Sales Increased 12 Percent; Best

August Sales in Six Years

•	Best August sales since 2007

•	41st-consecutive month of year-over-year sales gains

•	Chrysler, Jeep®, Dodge, Ram Truck, and FIAT brands each post sales increases in August compared with same month a year ago

•	FIAT brand records its best sales month since launching the Fiat 500 in the U.S. in 2011

•	Six Chrysler Group vehicles set sales records in August

•	Ram Truck brand sales up 29 percent; largest percentage sales gain of any Chrysler Group brand in August

•	All Jeep brand vehicles in production record double-digit percentage increases

•	Ram Truck brand named “Most Ideal Popular Brand” in AutoPacific’s 2013 Ideal Vehicle Awards; Jeep Grand Cherokee and Chrysler Town & Country named “Most Ideal Mid-Size SUV” and “Most Ideal Minivan” in their respective classes

Auburn Hills, Mich., Sept. 4, 2013 – Chrysler Group LLC today reported U.S. sales of 165,552 units, a 12 percent increase compared with sales in August 2012 (148,472 units), and the group’s best August sales since 2007.

The Chrysler, Jeep®, Dodge, Ram Truck and FIAT brands each posted year-over-year sales gains in August compared with the same month a year ago. The Ram Truck brand’s 29 percent increase was the largest sales gain of any Chrysler Group brand during the month. Chrysler Group extended its streak of year-over-year sales gains to 41-consecutive months in August.

“Last month we achieved our strongest retail sales in the past 60 months,” said Reid Bigland, Head of U.S. Sales. “All aspects of our business continue to improve as evidenced by our streak of 41-consecutive months of year-over-year sales gains.”

Chrysler Group had six models that set sales records in August. The Dodge Journey mid-size crossover, with its 12 percent increase, had its best sales month ever. In addition, the Dodge Challenger, Dodge Dart, Jeep Wrangler, Jeep Compass, and Jeep Patriot each recorded their best sales for the month of August.

Chrysler Group finished the month with a 62-days supply of inventory (364,641 units). U.S. industry sales figures for August are projected at an estimated 16.1 million units Seasonally Adjusted Annual Rate (SAAR).

August 2013 U.S. Sales Highlights by Brand

Ram Truck Brand

Ram Truck brand sales were up 29 percent, the brand’s best August sales since 2007. August was the sixth-consecutive month in which the Ram Truck brand registered the largest percentage year-over-year sales gain of any Chrysler Group brand. Sales of the Ram pickup truck were up 31 percent, its 40th-consecutive month of year-over-year sales gains and its best August sales since 2006. Sales of the Light Duty Ram pickup were up 34 percent in August, driven by a sharp increase in Crew Cab pickups, while Heavy Duty Ram sales increased 26 percent.

The Ram Truck brand was named the “Most Ideal Popular Brand” in AutoPacific’s 2013 Ideal Vehicle Awards in August. The Ideal Vehicle Awards are based on responses to AutoPacific’s New Vehicle Satisfaction Survey. AutoPacific asked owners to indicate a desire to change their vehicle in 15 different categories, ranging from power and acceleration to safety features and storage, after having owned and driven their vehicle for 90 days.

Dodge Brand

Dodge brand sales were up 12 percent in August, the brand’s best August sales since 2003 and its 27th-consecutive month of year-over-year sales gains. The Dodge Challenger and Dodge Dart compact sedan each recorded their best August sales, while the Dodge Journey midsize crossover, with its 12 percent increase, had its best sales month ever. The Dart recorded its third straight month of year-over-year sales gains. The Dart added to its list of awards in August with a Top Safety Pick+ from the Insurance Institute for Highway Safety.

Dodge Charger sales were up 37 percent in August, while sales of the Dodge Durango full-size SUV increased 117 percent. Durango registered its best August sales in eight years.

Jeep® Brand

Jeep brand sales were up 8 percent in August, the brand’s best August sales in 11 years. All Jeep brand models in production recorded sales gains in August compared with the same month a year ago. The Jeep Wrangler, Jeep Compass, and Jeep Patriot each recorded their best sales ever for the month of August. Sales of the Patriot were up 42 percent, the largest percentage increase of any Jeep brand model for the month. Sales of the Jeep Grand Cherokee were up 40 percent, its best August sales since 2003. It also was the Grand Cherokee’s best sales month so far this year. The Grand Cherokee was named “Most Ideal Mid-Size SUV” in August for the third-consecutive year in AutoPacific’s 2013 Ideal Vehicle Awards.

Chrysler Brand

Chrysler brand sales were up 2% in August led by the Chrysler 300 full-size sedan’s 27 percent year-over-year sales gain. It was the 300’s best August sales since 2007 and best sales month so far this year. Sales of the Chrysler Town & Country minivan were up 11 percent, its best August sales since 2002, as well as the vehicle’s best sales month so far this year. The award-winning Town & Country in August captured an additional honor being named the “Most Ideal Minivan” in AutoPacific’s 2013 Ideal Vehicle Awards based on owners’ ratings of their 2013 vehicles.

FIAT Brand

The FIAT brand recorded its best sales month since launching the Fiat 500 in 2011 and its 18th-consecutive month of year-over-year sales gains. FIAT brand sales were up 1 percent in August compared with the same month a year ago. Sales of the all-new 2014

Fiat 500L, the newest addition to the FIAT brand product lineup, increased 26 percent in August compared with sales in the previous month of July. FIAT studios across the U.S. began selling the 500L in June.

The 2014 Fiat 500L was named in August by Kelley Blue Book to its list of the “10 Best Back-to-School Cars.” Kelley Blue Book’s editors praised the 500L’s iconic styling and Euro charm, as well as its fuel economy, safety, versatility, and value. The FIAT brand also unveiled in August the Fiat 500 Cattiva, which provides the 500 Sport and 500 Turbo models with a factory-tuned look, and the Fiat 500c GQ Edition, continuing the brand’s tradition of premium, limited-production lifestyle cars for discerning customers.

Chrysler Group LLC U.S. Sales Summary Thru August 2013

	Month Sales		Vol%	Sales CYTD		Vol%
Model	Curr Yr	Pr Yr	Change	Curr Yr	Pr Yr	Change
500	2,976	4,150	-28%	26,868	28,566	-6%
500L	1,214	0	NEW	2,717	0	NEW
FIAT BRAND	4,190	4,150	1%	29,585	28,566	4%
200	10,139	11,997	-15%	93,276	90,386	3%
300	5,909	4,668	27%	39,150	48,868	-20%
Town & Country	12,630	11,405	11%	80,069	77,362	3%
CHRYSLER BRAND	28,678	28,070	2%	212,495	216,616	-2%
Compass	5,249	3,756	40%	37,249	28,368	31%
Patriot	7,170	5,056	42%	52,857	43,633	21%
Wrangler	15,825	13,293	19%	107,957	96,380	12%
Liberty	19	7,886	-100%	6,067	58,028	-90%
Grand Cherokee	17,976	12,848	40%	113,791	99,536	14%
JEEP BRAND	46,239	42,839	8%	317,921	325,945	-2%
Caliber	0	332	-100%	45	9,834	-100%
Dart	6,901	3,045	NEW	57,914	4,020	NEW
Avenger	6,351	7,973	-20%	73,500	66,022	11%
Charger	7,448	5,419	37%	64,629	57,622	12%
Challenger	4,392	3,311	33%	38,645	30,393	27%
Viper	61	0		381	20
Journey	8,890	7,922	12%	57,834	51,724	12%
Caravan	12,569	16,428	-23%	80,624	94,639	-15%
Nitro	0	34		0	3,216
Durango	6,246	2,884	117%	39,686	27,066	47%
DODGE BRAND	52,858	47,348	12%	413,258	344,556	20%
Dakota	0	2		0	480
Ram P/U	33,009	25,215	31%	234,642	187,620	25%
Cargo Van	578	848	-32%	6,085	4,846	26%
RAM BRAND	33,587	26,065	29%	240,727	192,946	25%
TOTAL CHRYSLER GROUP LLC	165,552	148,472	12%	1,213,986	1,108,629	10%

TOTAL CAR	45,391	40,895	11%	397,125	335,731	18%
TOTAL TRUCK	120,161	107,577	12%	816,861	772,898	6%